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                                                                    EXHIBIT 99.1

                    Union Planters Corporation Press Release
              dated April 19, 2001 announcing operating results for
                     the three months ended March 31, 2001



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APRIL 19, 2001

         UNION PLANTERS CORPORATION ANNOUNCES RECORD FIRST QUARTER CASH
                      OPERATING EARNINGS OF $.87 PER SHARE

         Memphis, TN -- Union Planters Corporation (NYSE: UPC) today reported cash operating earnings for the first quarter of 2001 of $120.3 million, or $.87 per diluted share, an increase of 4.8% over the $.83 per diluted share for the same period in 2000. Cash operating earnings exclude goodwill and other intangibles amortization and nonoperating items, net of taxes. These earnings provided a return on average assets of 1.39%, a return on average common equity of 16.44%, and a return on average tangible common equity of 24.38%.

         Net earnings for the first quarter 2001 were $106.4 million, or $.77 per diluted share, an increase of 5.5% compared to $.73 per diluted share for the same period in 2000. Net earnings represented a return on average assets of 1.23% and a return on average common equity of 14.54%.

         The results for the first quarter of 2001 include the acquisition of Jefferson Savings Bancorp, Inc., the parent company of Jefferson Heritage Bank, a federal savings bank. Jefferson is headquartered in Ballwin, Missouri and has locations in Missouri and Texas. The acquisition was completed on February 12, 2001 and accounted for as a purchase.

         "We are pleased to report a solid first quarter," said Jackson W. Moore, Chairman and Chief Executive Officer. "We are especially pleased with the quality and sources of our earnings this quarter. We continue to focus on the basics, increasing noninterest income as a percentage of total revenue, improving our operating performance, and keeping our credit quality strong. Our net interest margin was up from last quarter due to

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the recent decline in interest rates, and we expect this trend to continue. We made impressive strides in the growth of our noninterest income and our operating efficiency ratio for the quarter continued to improve. Given the current economic environment, industry nonperforming assets are increasing. We are impacted primarily in the residential mortgage portfolio. We have historically experienced very low losses relative to nonperforming assets and we expect this trend to continue."

NET INTEREST INCOME

         Net interest income on a fully taxable-equivalent basis was $320.3 million for the first quarter of 2001, an increase of $10.5 million or 3.4% over the $309.8 million reported for the prior quarter, and down slightly from the $323.9 million recorded in the same quarter of last year. The increase compared to prior quarter is attributable to continued growth in loan production, improved pricing of loan products and an overall decline in interest rates.

         The interest-rate spread and net interest margin for the first quarter of 2001 improved to 3.34% and 4.05%, respectively, from the 3.20% and 3.95%, respectively, reported for the fourth quarter of 2000.

         Average loans (excluding FHA/VA loans) were $24.9 billion for the first quarter of 2001 compared to $21.5 billion for the same period in 2000 and compared to $23.7 billion for the fourth quarter of 2000. Net of loan divestitures and the Jefferson acquisition, average loans increased during the first quarter by 12.7% compared to the same quarter last year. This increase was driven by 22.2% growth in residential real estate loans and 11.8% growth in commercial, financial and agricultural loans. Consistent with current economic conditions, a slight decline in commercial and consumer loan growth was experienced in the first quarter of 2001 compared to the prior quarter. This was offset, however, by the continued increase in production of residential mortgage loans.

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         Average deposits were $23.1 billion for the first quarter of 2001 compared to $23.0 billion for the fourth quarter of 2000 and $23.3 billion for the same quarter last year. The decline in total deposits has stabilized but the environment continues to be very competitive, which will require continual, close monitoring of the overall deposit pricing strategy.

NONINTEREST INCOME

         Growth in noninterest income continues to be a priority. Noninterest income was $164.9 million for the first quarter of 2001, an increase of $18.9 million, or 13.0%, from the prior quarter and an increase of $37.3 million, or 29.3%, from the same quarter last year. The strong growth in noninterest income is attributable to successful efforts in several areas.

         A more consistent administration of competitive pricing and collections on all account relationships across the entire franchise resulted in a 27.1%, or $11.4 million, increase in customer fee income in the first quarter of 2001, compared to the same quarter in 2000. In addition, the lower interest-rate environment and the divestiture of home mortgage loans resulted in double digit growth in mortgage banking revenues in the first quarter. Bank card income, primarily merchant servicing income, trust fees, factoring commissions and income from an investment in a broker dealer operation also showed good growth compared to the first quarter of 2000. Strategic Outsourcing Inc. (SOI), which was acquired in April 2000, accounted for $6.0 million of the increase in noninterest income over the same quarter last year.

         Noninterest income as a percent of total revenue increased to 34.7% in the first quarter of 2001, compared to 28.8% in the same quarter last year.

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EFFICIENCY

         The efficiency ratio for the first quarter of 2001 was 56.31%, compared to 57.1% for the fourth quarter of 2000 and 56.68% for the same quarter in 2000.

         Noninterest expense for the first quarter of 2001 was $289.7 million, compared to $276.2 million in the prior quarter, and $271.7 million in the same quarter last year. The Jefferson and SOI acquisitions accounted for $7.8 million of the increase in noninterest expense over the first quarter of 2000. The lower interest-rate environment resulted in increased amortization of mortgage servicing rights as well as a valuation adjustment, which increased noninterest expense by $5.7 million over the same quarter last year. Increases in goodwill and other intangibles amortization related primarily to the Jefferson and SOI acquisitions.

CREDIT QUALITY

         As expected, nonperforming assets increased to $232.3 million, or .95% of loans and foreclosed properties at March 31, 2001, compared to $177.9 million, or .75%, respectively, at December 31, 2000 and $172.4 million, or
 .79%, as of March 31, 2000. The Jefferson acquisition accounted for 25% of the increase, while the majority of the remaining increase was within the residential mortgage portfolio. Given the current economy, nonperforming assets are expected to continue to trend upward over the next few quarters. However, the risk of losses will be mitigated by the diversity of the loan portfolio and the conservative underwriting practices across the banking franchise.

         The provision for losses on loans for the first quarter of 2001 was $25.3 million, or .41% of average loans, compared to $20.1 million, or .34% of average loans, for the fourth quarter 2000 and compared to $17.3 million, or
 .32% of average loans, for the first quarter last year. Net charge-offs as a percentage of average loans were .37% for the first

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quarter of 2001, a decrease from the .42% reported in fourth quarter 2000, and an increase from .26% over the same quarter in 2000.

         The allowance for losses on loans totaled $342.1 million at March 31, 2001, equal to 1.41% of loans and 195% of nonperforming loans.

CAPITAL STRENGTH

         Total shareholders' equity was $3.1 billion at March 31, 2001. This represented 8.72% of period-end assets of $35.4 billion. The leverage ratio was 6.61%.

SHARE PURCHASE PLAN

         In February 2000, the Board of Directors approved a plan to purchase
7.1 million shares of common stock, of which 1,610,000 shares have been purchased to date. In addition, management announced its intent to repurchase the shares issued in the Jefferson acquisition. As of March 31, 2001, 2,191,000 shares of the 4,371,000 shares issued had been repurchased.

THE COMPANY

         Union Planters Corporation, headquartered in Memphis, Tennessee, is a multi-state bank holding company with 1,068 ATMs and 835 banking offices in Alabama, Arkansas, Florida, Illinois, Indiana, Iowa, Kentucky, Louisiana, Mississippi, Missouri, Tennessee, and Texas. At December 31, 2000, Union Planters Corporation was the 27th largest bank holding company in the United States based on total assets. The Company's common stock is traded on the New York Stock Exchange under the symbol UPC and is included in the S & P 500 Index.

         This press release contains forward-looking statements relating to management's expectations regarding the impact of the reduction in interest rates on the net interest margin and expected trends in nonperforming assets and the related risk of losses. These statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and the current economic environment. Union Planters' actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. A discussion of factors affecting business and prospects is contained in Union Planters' filings with the Securities and Exchange Commission,

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specifically "Risk Factors" in the 2000 Annual Report on Form 10-K and
"Cautionary Statement Regarding Forward-Looking Information" in Union Planters' 2000 Annual Report to Shareholders. Union Planters undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the forward-looking statement is made or to reflect the occurrence of unanticipated events.

                                      -O0O-

FOR ADDITIONAL INFORMATION, INCLUDING SUPPLEMENTAL FINANCIAL INFORMATION FOR THE FIRST QUARTER OF 2001, VISIT UNION PLANTERS' WEB SITE AT http://www.unionplanters.com, ACCESS UNION PLANTERS CURRENT REPORT ON FORM 8-K DATE APRIL 19, 2001 WHICH WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OR CONTACT:

BOBBY L. DOXEY
SENIOR EXECUTIVE VICE PRESIDENT
AND CHIEF FINANCIAL OFFICER
(901) 580-4565

                     [TWO PAGE FINANCIAL ATTACHMENT FOLLOWS]


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                           UNION PLANTERS CORPORATION
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                THREE MONTHS ENDED
                                                                                     MARCH 31,
                                                                            2001                 2000
                                                                        -----------          -------------
INCOME STATEMENT AMOUNTS
   Net interest income
     Actual                                                             $   311,026          $    314,750
     Taxable-equivalent basis                                               320,292               323,872
   Provision for losses on loans                                             25,300                17,303
   Noninterest income
     Investment securities gains                                                 25                    --
     Other                                                                  164,889               127,569
   Noninterest expense                                                      289,672               271,705
   Earnings before income taxes                                             160,968               153,311
   Income taxes                                                              54,601                51,974
   NET EARNINGS                                                             106,367               101,337

   NET EARNINGS APPLICABLE TO COMMON SHARES                                 105,981               100,925

   OPERATING EARNINGS (1)                                                   106,352               101,337

   CASH OPERATING EARNINGS (2)                                              120,272               114,659

PER COMMON SHARE DATA
   Net earnings
           - basic                                                      $       .78          $        .74
           - diluted                                                            .77                   .73
   Operating earnings (1)
           - basic                                                              .78                   .74
           - diluted                                                            .77                   .73
   Cash operating earnings (2)
           - basic                                                              .88                   .84
           - diluted                                                            .87                   .83

   Cash dividends                                                               .50                   .50
   Book value                                                                 22.39                 19.77

BALANCES AT END OF PERIOD
   Loans, excluding FHA/VA government-insured/guaranteed loans          $24,294,794          $ 21,730,479
   Allowance for losses on loans                                            342,138               345,821
   Nonperforming assets
      Nonaccrual loans                                                      174,027               130,483
      Restructured loans                                                      1,401                 1,811
      Foreclosed properties                                                  56,835                40,098
   Loans 90 days past due                                                   109,705                81,738
   FHA/VA government-insured/guaranteed loans                               303,177               479,255
      Nonaccrual                                                              3,216                 5,767
      90 days past due                                                      129,776               216,185
   Available for sale investment securities
      Amortized cost                                                      6,432,965             7,572,300
      Fair value                                                          6,523,197             7,341,647
      Unrealized gain (loss), net of taxes                                   56,881              (145,837)
   Total assets                                                          35,423,470            33,350,510
   Total deposits                                                        23,605,227            23,370,070
   Total shareholders' equity                                             3,088,107             2,698,580
   Total common equity                                                    3,068,662             2,678,038
   Tier 1 capital                                                         2,255,613             2,093,134


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                           UNION PLANTERS CORPORATION
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                THREE MONTHS ENDED
                                                                                     MARCH 31,
                                                                            2001                 2000
                                                                        -----------          -------------
AVERAGE BALANCES
   Loans, excluding FHA/VA government-insured/
      guaranteed loans                                                  $24,904,776          $ 21,531,467
   FHA/VA government-insured/guaranteed loans                               290,423               499,234
   Investment securities                                                  6,633,985             7,645,215
   Earning assets                                                        32,103,877            30,048,208
   Total assets                                                          35,103,823            33,252,814
   Total deposits                                                        23,114,141            23,286,293
   Interest-bearing liabilities                                          27,546,058            25,781,245
   Demand deposits                                                        3,890,023             4,027,414
   Shareholders' equity                                                   2,976,605             2,841,875
   Common equity                                                          2,957,073             2,821,109

OTHER SUPPLEMENTAL INFORMATION
   Net earnings
       Return on average assets                                                1.23%                 1.23%
       Return on average common equity                                        14.54                 14.39
   Cash operating earnings (2)
       Return on average assets                                                1.39                  1.39
       Return on average common equity                                        16.44                 16.29
       Return on average tangible assets                                       1.43                  1.43
       Return on average tangible common equity                               24.38                 24.77
   Allowance for losses on loans to loans (3)                                  1.41                  1.59
   Nonperforming loans to loans (3)                                             .72                   .61
   Nonperforming assets to loans and
       foreclosed properties (3)                                                .95                   .79
   Net charge-offs of loans                                             $    22,600          $     13,782
   Net charge-offs as a percentage of
      average loans (3)                                                         .37%                  .26%
   Common shares outstanding (end of
      period, in thousands)                                                 137,051               135,487
   Weighted average shares outstanding
      (in thousands)
         Basic                                                              136,600               136,546
         Diluted                                                            138,179               138,073
   Yield on earning assets (taxable-equivalent
      basis)                                                                   8.31%                 8.17%
   Rate on interest-bearing liabilities                                        4.97                  4.47
   Interest rate spread (taxable-equivalent
       basis)                                                                  3.34                  3.70
   Net interest income as a percentage of
      average earning assets (taxable-equivalent
      basis)                                                                   4.05                  4.34
   Shareholders' equity to total assets                                        8.72                  8.09
   Leverage ratio                                                              6.61                  6.48

(1)   Earnings before nonoperating items, net of taxes

(2) Earnings before goodwill and other intangibles amortization and nonoperating items, net of taxes

(3)   Excludes FHA/VA government-insured/guaranteed loans.